Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK, NY 10001

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May 15, 2026	TOKYO
TORONTO

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, CA 95054

Re:	ServiceNow, Inc.

Registration Statement on Form S-3 (File No. 333-279150)

Ladies and Gentlemen:

We have acted as special United States counsel to ServiceNow, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $750,000,000 aggregate principal amount of its 4.250% Notes due 2028, $600,000,000 aggregate principal amount of its 4.700% Notes due 2031, $650,000,000 aggregate principal amount of its 5.050% Notes due 2033, $1,250,000,000 aggregate principal amount of its 5.400% Notes due 2036 and $750,000,000 aggregate principal amount of its 6.300% Notes due 2056 (collectively, the “Securities”) to be issued under the Indenture, dated as of May 15, 2026 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

ServiceNow, Inc.

May 15, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)

the registration statement on Form S-3 (File No. 333-279150) of the Company relating to the debt securities and other securities of the Company filed on May 6, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)	the prospectus, dated May 6, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)

the preliminary prospectus supplement, dated May 12, 2026 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)

the prospectus supplement, dated May 12, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)

an executed copy of the Underwriting Agreement, dated May 12, 2026 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(f)	executed copies of the Base Indenture and the First Supplemental Indenture;

(g)

the global certificates evidencing the Securities, executed by the Company and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(h)	an executed copy of a certificate of Hossein Nowbar, President, Chief Legal Officer and Corporate Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”);

(i)

a copy of the Restated Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware as of May 12, 2026, and certified pursuant to the Secretary’s Certificate as being in effect as of April 23, 2024;

(j)

a copy of the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of May 12, 2026, and certified pursuant to the Secretary’s Certificate as being in effect as of February 10, 2026 and the date hereof;

(k)	a copy of the Restated Bylaws of the Company, as amended, certified pursuant to the Secretary’s Certificate as being in effect as of April 23, 2024;

ServiceNow, Inc.

May 15, 2026

(l)	a copy of the Restated Bylaws of the Company, as amended, certified pursuant to the Secretary’s Certificate as being in effect as of February 10, 2026 and the date hereof;

(m)	copies of certain resolutions of the Board of Directors of the Company, dated (i) April 23, 2024 and (ii) February 10, 2026, certified pursuant to the Secretary’s Certificate; and

(n)

a copy of a certificate, dated May 12, 2026, and a bringdown verification thereof, dated as of the date hereof, in each case, from the Secretary of State of the State of Delaware or a registered agent thereof with respect to the Company’s existence and good standing in the State of Delaware (the “Delaware Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

ServiceNow, Inc.

May 15, 2026

The opinion stated herein is subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule, regulation, or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

(e) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(f) the opinion stated herein is limited to the agreements and documents specifically identified in the opinion contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g) subsequent to the effectiveness of the Indenture and immediately prior to the issuance of the Note Certificates and the effectiveness of the First Supplemental Indenture, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Note Certificates other than by the applicable Transaction Documents relating to such Securities;

ServiceNow, Inc.

May 15, 2026

(h) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(i) this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinion we have also assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP